                            Exhibit 97.2
COMPASS MINERALS INTERNATIONAL, INC.
COMPENSATION RECOUPMENT POLICY
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company” and together with its subsidiaries, the “Company Group”) believes that it is appropriate for the Company to adopt this Compensation Recoupment Policy (the “Recoupment Policy”) to be applied to service providers of the Company who receive Incentive Compensation, and adopts this Recoupment Policy to be effective as of May 13, 2025 (the “Effective Date”).
1.Definitions
For purposes of this Recoupment Policy, the following definitions shall apply:
a)“Covered Conduct” means (i) a willful, knowing or intentional breach of any policy of the Company Group or any applicable legal or regulatory requirements in the course of the Covered Person’s service to the Company Group (including at a Company Group-related event or involving Company Group personnel), (ii) actions or omissions resulting in significant reputational or financial harm to any member of the Company Group, including, without limitation, through lost sales or through penalties, fines or other costs, (iii) a breach of fiduciary duty to any member of the Company Group, (iv) willful misconduct, material dishonesty or fraud in the commission of a Covered Person’s service to any member of the Company Group or (v) a termination of employment or service due to “cause,” as defined in an employment or service agreement, if applicable, between the Covered Person and any member of the Company Group or, if “cause” is not defined in any such agreement, as defined in an applicable severance plan or policy of the Company Group.
b)“Covered Person” means any current or former employee or other service provider of the Company Group including, without limitation, any Executive Officer, who is or was a participant in any incentive compensation plan of the Company, including the Company 2020 Incentive Award Plan, and any successor plans thereto.
c)“Executive Officer” means each current and former “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
d)“Financial Reporting Error” means financial reporting measures of the Company or the Company Group that are either restated or determined to have been in error.
e)“Incentive Compensation” means incentive compensation received by a Covered Person, whether cash- or equity-based, which may be discretionary or performance-based, but not including salary or vested tax-qualified employee retirement benefits.

2.Recoupment of Incentive Compensation
In the event that the Committee determines that any Covered Person has engaged in any Covered Conduct, the Committee may seek recovery of all or a portion of any Incentive Compensation, on a post- or pre-tax basis as determined by the Committee. The Committee may also provide that any unpaid or unvested Incentive Compensation awarded to a Covered Person is forfeited in connection with the Covered Person’s Covered Conduct. The Committee may seek recovery of Incentive Compensation for Covered Conduct even if a person’s Covered Conduct did not result in an award or payment greater than would have been awarded absent the Covered Conduct. In addition, if the Committee determines that a Financial Reporting Error has occurred (which may be based on input from the Board or another committee of the Board), the Committee may seek recovery or forfeiture of the portion of any Incentive Compensation that is determined by the Committee to have been incorrectly paid or awarded due to the Financial Reporting Error, without regard to whether the Covered Person’s conduct contributed to the Financial Reporting Error.
3.Supplemental Executive Officer Recoupment Policy
In addition to this Recoupment Policy, each Executive Officer will also be subject to the Company Policy for Recovery of Erroneously Awarded Compensation set forth on Exhibit A (the “Supplemental Policy”).
4.Means of Repayment
In the event that the Committee determines that any Covered Person shall repay any Incentive Compensation, the Committee shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Committee, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the Internal Revenue Code and the regulations and guidance thereunder. If the Committee does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Incentive Compensation to the Company Group by wire, cash or cashier’s check no later than thirty days after receipt of such notice.
5.No Indemnification
No Covered Person shall be indemnified or reimbursed by the Company Group in respect of any loss of compensation by such person in accordance with this Recoupment Policy.
6.Miscellaneous
This Recoupment Policy will be administered and interpreted by the Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Recoupment Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Recoupment Policy shall be final, conclusive and binding on all interested parties. The determinations of the Committee under this Recoupment Policy need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.
The provisions in this Recoupment Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Recoupment Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Recoupment Policy shall not affect the validity or enforceability of any other provision of this Recoupment Policy.
The rights of the Company Group under this Recoupment Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement, the Supplemental Policy or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group.
7.Delegation
With respect to any Covered Person who is not an Executive Officer, the President and Chief Executive Officer, the General Counsel and Corporate Secretary, and the Chief Financial Officer of the Company (the “Authorized Officers”) may each administer this Recoupment Policy to the extent permitted under the applicable incentive plans of the Company Group and applicable law, and may delegate this administrative authority to senior members of the human resource department of the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion from time-to-time, modify or terminate the delegated authority of the Authorized Officers and their delegates to administer this Recoupment Policy.
8.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, the Committee may terminate, suspend or amend this Recoupment Policy at any time in its discretion.
9.Successors
This Recoupment Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Incentive Compensation received or administered by such persons or entities.

EXHIBIT A
COMPASS MINERALS INTERNATIONAL, INC. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
Compass Minerals International, Inc. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.
1.Persons Subject to Policy
This Policy shall apply to current and former Officers of the Company.
2.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
3.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
4.Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
5.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equityholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6.Interpretation
This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7.No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.
8.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
9.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any
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applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
11.Definitions
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.
“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equityholder return.
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange
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or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the issuer has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D 1(d) under the Exchange Act.
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

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